Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-       ) for the registration of 2,000,000 shares of Class A Common Stock, pertaining to the Bandag, Incorporated 2004 Stock Grant and Awards Plan, of our report dated January 27, 2004, except as to Note 19 as to which the date is February 13, 2004, with respect to the consolidated financial statements and schedule of Bandag, Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chicago, Illinois
May 10, 2004.